Exhibit 10.15
CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”) dated as of January 3, 2007 is made and entered into by and between Intellect Neurosciences, Inc, having its principal place of business at 7 West 18th Street, New York, NY 10011 (“INTELLECT”), and Mark Germain, residing at 6 Olmsted Road, Scarsdale, NY 10583 (“Consultant”).
     WHEREAS, INTELLECT desires to acknowledge and recognize the pivotal role that Consultant has played in the formation of INTELLECT;
     WHEREAS, INTELLECT desires to contractually engage the services of Consultant to provide consulting services as described below; and
     WHEREAS, Consultant desires to be retained by INTELLECT to provide such services as an independent contractor;
     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties hereby agree as follows:
1.	Scope of Work.
Consultant will perform consulting services related to identifying, soliciting and procuring collaboration agreements on behalf of INTELLECT, assisting in the negotiation of such agreements and other activities related thereto (the “Services”).

2.	Consulting Fees.
In consideration of the provision of Services, INTELLECT shall pay Consultant consulting fees at the rate of $10,000 per month commencing January, 2006.. To the extent permitted under INTELLECT’S applicable group health insurance policy, INTELLECT shall provide health insurance to Consultant and his family without any reimbursement from Consultant.

In addition, INTELLECT shall reimburse Consultant for reasonable, documented business expenses incurred in the performance of the Services. The foregoing notwithstanding, Consultant agrees that all travel expenses (regardless of dollar amount) and all other expenses in excess of $100 must be pre-approved by INTELLECT prior to Consultant incurring any such expenses. INTELLECT will not be obligated to reimburse Consultant for such expenses if such expenses are not pre-approved by INTELLECT. Payment of approved and other reasonable, documented expenses will be made within 30 days of INTELLECT’S receipt of such documentation.

3.	Revenue Participation
In further consideration of the provision of Services and in recognition of the significant historic and ongoing contributions of Consultant towards the formation and growth of INTELLECT, Consultant shall be entitled to receive cash payments in an amount equal to 2.5% of all revenues received by INTELLECT, including payments received by INTELLECT from collaboration agreements (“Revenue Participation”). For the avoidance of doubt, proceeds from the issuance of any equity or debt securities, including the exercise of options or warrants to purchase INTELLECT common or preferred stock, or any other financing activity (other than a so-called “royalty” or similar financing), are excluded from the definition of revenue. Payments are due to Consultant only upon the realization of revenue by INTELLECT through the receipt of cash payments from third parties.

4.	Limitation on Consulting Fees and Revenue Participation
Total amounts payable to Consultant under this Agreement shall not exceed $1 million, calculated by taking into account all Consulting Fees paid to Consultant, cost of health insurance provided by INTELLECT to Consultant and his family, and Revenue Participation payments pursuant to Paragraph 3 above. In addition, amounts paid by INTELLECT to Consultant prior to the effective date of this Agreement $119,070 shall be included in this calculation and be applied towards the total amount of $1 million payable to Consultant.

5.	Termination
This Agreement may be terminated at the option of INTELLECT with or without cause, at any time, upon the delivery of written notice to Consultant, provided however, that INTELLECT’s monetary obligations described in paragraphs 2 and 3 above shall continue to survive beyond such termination until Consultant has received $1 million in total payments, calculated as described in paragraph 4 above.

6.	Manner of Performance.
Consultant represents that he has the requisite expertise, ability and legal right to render the Services and will perform the Services in an efficient manner. Consultant will abide by all laws, rules and regulations that apply to the performance of the Services. Consultant will perform the Services out of his home or at such other location(s) as mutually agreed by the parties.

7.	Ownership of Intellectual Property.
Consultant agrees to promptly and fully disclose to the Company any and all inventions, discoveries, trade secrets and improvements, whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company’s data or facilities, which he develops, makes, conceives or reduces to practice during his service as a director or consultant to the Company, either solely or jointly with others (collectively, the “Developments”). All Developments shall be the sole property of the Company, and Consultants hereby assigns to the Company, without further compensation, all his rights, titles and interests in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trademark applications and trade names in the United States and elsewhere. Consultant agrees to assist the Company in obtaining and enforcing patent, copyright and other forms of legal protection for the Developments in any country. Consultant understands that his obligations under this Paragraph will continue after the termination of the Agreement. Consultant hereby constitutes and appoints the Company, its successors and assigns, as his true and lawful attorney, with full power of substitution for him, and in his name, place and stead or otherwise, but on behalf of and for the benefit of the Company, its successors and assigns, to take all actions and execute all documents on behalf of Consultant necessary to effect the assignment set forth in this Paragraph and does hereby declare that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by Consultant in any manner or for any reason.

8.	Confidentiality.
In the course of performing the Services, INTELLECT may provide Consultant with information, or Consultant may learn information, that INTELLECT regards as confidential or proprietary. Such information may include, but is not limited to, operating and financial data and plans, trade secrets, know-how, processes, documentation, software and computer programs and derivative works, inventions (whether patentable or not), improvements, copyrightable material, strategic plans, or any other information, whether previously, presently, or subsequently disclosed (“Confidential Information”). Confidential Information includes all written information as well as all other information – i.e. oral, visual, electronic, or transmitted by any other means, in whatever format or storage medium, including by observation or examination of INTELLECT’s facilities or practices, regardless of whether such information is marked “confidential” or with words of similar import.

All Confidential Information provided by INTELLECT to the Consultant or learned by Consultant prior to or during the term of this Agreement shall be maintained by the Consultant in confidence for a period of ten (10) years. Consultant agrees (i) that he will hold the Confidential Information in confidence and maintain its confidentiality; (ii) not to make any use of the Confidential Information except to perform the Services; (iii) that he will not, without prior written consent of INTELLECT, divulge, disclose, reveal, transmit, disseminate, share and or otherwise communicate any Confidential Information to any third party, except if required by law or judicial proceedings; and (iv) and that he will take all steps necessary to enforce the provisions of this Agreement.

Consultant agrees that all Confidential Information shall be and shall remain the sole property of INTELLECT and that no license or other right to the Confidential Information is granted to Consultant. No data or summaries/abstracts of the Confidential Information may be released to any third party without the prior written permission of INTELLECT.

Confidential Information shall not include (i) information which is or becomes public through no fault of the Consultant, (ii) information which is already known to the Consultant, or is developed independently of the Services, or (iii) information obtained from a third party not under a duty of confidentiality.

9.	Delivery of Documents.
Consultant agrees that INTELLECT owns all memoranda, notes, records, designs, drawings, computations and other documents received by Consultant from INTELLECT during the course of this Agreement and/or created by Consultant pursuant to this Agreement. Upon termination or expiration of this Agreement, or at any other time requested by INTELLECT, Consultant shall immediately deliver to INTELLECT any and all such memoranda, notes, records, designs, drawings, computations and other documents in Consultant’s possession or under Consultant’s control, except for items retained by Consultant on a confidential basis for purposes of documenting performance of his obligations hereunder.

10.	Miscellaneous.
(a)	No Assignment. This Agreement is not assignable by either party without the prior written consent of the other party.

(b)	Independent Contractor. The parties acknowledge and agree that the Consultant’s performance of services under this Agreement shall be in the capacity of an independent contractor, and not an employee of the Company. As such, for all purposes, the Consultant shall be deemed to be an independent contractor, and not an employee, agent or partner of, or joint venturer with, the Company. In this role, the Consultant shall be free to exercise his discretion and independent judgment as to the method and means of performance of the consulting services subject to this Agreement. Accordingly, except as otherwise provided in this

Agreement the Consultant shall not be entitled to any rights or benefits to which any employee of the Company may be entitled. The Company shall not withhold any amounts on account of any withholding or employment taxes from any payments to the Consultant and it shall be the sole responsibility of the Consultant to report and pay applicable income taxes on all such payments.

(c)	Hold Harmless. The Company agrees to indemnify and hold harmless Consultant and his agents and affiliates against and from any and all claims, costs, damages, expenses (including attorneys’ fees), suits, liabilities and losses (collectively, “Losses”) arising from the Consultant’s performance of his duties hereunder.

(d)	Remedies. The parties agree that in addition to any equitable remedies (including, without limitation, the right to injunctive relief) which shall be available to INTELLECT in the event of a breach of this Agreement by Consultant, INTELLECT shall be entitled to recover all damages resulting from such breach and its reasonable costs, expenses and fees (including reasonable attorney’s fees) incurred to enforce this Agreement.

(e)	Choice of Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York unless U.S. federal law preempts state law, in which case federal law shall control. Should a dispute resolution and/or arbitration require attendance by Consultant, it is agreed by both parties that the proceedings will be held exclusively in the city and state of New York, and each party consents to the jurisdiction of any court located in such city and state.

(f)	Entire Agreement. This Agreement constitutes the full understanding of the parties with respect to the matters contained herein and may not be amended except by written instrument specifically referring to this Agreement and signed by the parties.

(g)	Severability. The provisions of this Agreement are severable. If any court of competent jurisdiction shall finally determine that one or more of the provisions of this Agreement are invalid or unenforceable, then this Agreement shall be deemed to be amended so that such invalid or unenforceable provision(s) shall not apply, but all other provisions, terms and conditions of this Agreement shall continue in full force and effect.

(h)	Interpretation.

The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the last dated signature below.
INTELLECT

By:	/s/ Elliot Maza

Name (print):	Elliot Maza

Title:	Chief Financial Officer

Date:

Consultant

By:	/s/ Mark Germain

Name (print):	Mark Germain

Title:	Consultant

Date: